UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C/A

(Amendment No. 1)

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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[ ]	Definitive Information Statement

BITZIO, INC.
(Name of Registrant as Specified In Its Charter)

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BITZIO, INC.

9625 Cozycroft Avenue, Suite A

Chatsworth, CA 91311

INFORMATION STATEMENT

To the Holders of the Voting Stock:

The purpose of this Information Statement is to notify you that the holder of shares representing a majority of the voting power of Bitzio, Inc. (the “Company”) have given their written consent to a resolution adopted by the Board of Directors of the Company to amend the articles of incorporation to increase the number of authorized shares of common stock from 2,000,000,000 shares with a par value of $.001 per share to 4,200,000,000 with a par value of $.0001 per share. We anticipate that this Information Statement will be mailed on August __, 2014 to shareholders of record. On or after September __, 2014, the amendment of the articles of incorporation will be filed with the Nevada Secretary of State and will become effective.

The Board of Directors approved the amendment to increase the number of authorized shares primarily in order to comply with Bitzio’s agreement with its senior creditor, 112359 Factor Fund, LLC (“Factor Fund”). The convertible debt instruments held by Factor Fund require that Bitzio reserve a sufficient number of shares of authorized common stock to enable conversion of the convertible debt issued by Bitzio to Factor Fund. At the present time, Bitzio does not have a sufficient number of authorized shares to satisfy the reserve requirement.

The Board of Directors approved the amendment to reduce the par value of the common stock primarily in order to avoid costly penalties. Until we are able to fully pay off our remaining debt, our lenders will continue to have the right to receive payment upon demand in the form of common stock at a discount to its market price. Since the market price of our stock in recent months has been close to its par value and since, under Nevada law, we are not permitted to issue common stock for consideration less than par value, when our lenders are entitled by the terms of their debt instruments to convert at less than par value, we are forced to incur costly penalties at the time of each issuance of shares. The magnitude of these penalties is likely to increase in direct proportion to the amount of debt paid in stock. These costs can be expected to interfere with our ability to achieve profitability. The amendment to our articles of incorporation will allow the Company to avoid these costs and to remedy the reserve inadequacy.

Nevada corporation law and the Company’s bylaws permit holders of a majority of the voting power to take shareholder action by written consent. Accordingly, the Company will not hold a meeting of its shareholders to consider or vote upon the amendment of the Company’s certificate of incorporation.

WE ARE NOT ASKING YOU FOR A PROXY.

YOU ARE REQUESTED NOT TO SEND US A PROXY.

August ___, 2014	HUBERT J. BLANCHETTE, Chairman

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

We determined the shareholders of record for purposes of this shareholder action at the close of business on August 11, 2014 (the “Record Date”). On that date, there were four classes of authorized voting stock outstanding: the common stock, the Series B Convertible Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock. On the Record Date, the voting power of the Company was allocated thus:

	Authorized	Outstanding	Voting Power
Common	2,000,000,000	840,666,617	21.1%
Series B Preferred	1,000,000	1,000,000	19.8%
Series C Preferred	999	999	50.1%
Series D Preferred	35,750	35,750	9.0%

The following table sets forth information regarding the voting stock beneficially owned by each member of our Board of Directors, by our officers and directors as a group, and by any person who, to our knowledge, owned beneficially more than 5% of any class of voting stock as of August 11, 2014.

	Common Stock		Series B Preferred		Series C Preferred		Series D Preferred
	Shares	% of Class	Shares	% of Class	Shares	% of Class	Shares	% of Class	Voting Power
Hubert Blanchette	—	—	—	—	333	33.3%	20,000	55.9%	21.7%
Marilu Brassington	—	—	—	—	333	33.3%	15,750	44.1%	20.7%
All Officers & Directors (2 persons)	—	—	—	—	666	66.7%	35,750	100%	42.4%
Angie Daza	50,000,000	5.9%	—	—	—	—	—	—	1.2%
Elaine Cunningham	157,500,000	18.7%	—	—	—	—	—	—	3.9%
RP Capital, LLC	—	—	80,833	8.1%	—	—	—	—	1.6%
Scott Stern	—	—	107,749	10.8%	—	—	—	—	2.1%
Technor Services, Ltd.	—	—	283,692	28.4%	—	—	—	—	5.6%
59 Factor Fund, LLC	—	—	500,000	50.0%	—	—	—	—	9.9%
Gordon McDougall	—	—	—	—	333	33.3%	—	—	16.7%

AMENDMENT OF THE ARTICLES OF INCORPORATION

TO INCREASE THE AUTHORIZED COMMON STOCK AND REDUCE THE PAR VALUE

The Board of Directors of the Company has adopted a resolution to amend the articles of incorporation so as to increase the number of shares of common stock authorized for issuance by the Board of Directors from 2,000,000,000 to 4,200,000,000 and to reduce the par value of each share of common stock from $.001 to $.0001. The holders of shares representing a majority of the voting power of the Company’s outstanding voting stock have given their written consent to the resolution.

The Board of Directors approved the amendment to increase the number of authorized shares primarily in order to comply with Bitzio’s agreements with its senior creditor, 112359 Factor Fund, LLC (“Factor Fund”). The convertible debt instruments held by Factor Fund require that Bitzio maintain a sufficient number of shares of authorized common stock to enable conversion of the convertible debt issued by Bitzio to Factor Fund. The Board of Directors anticipates that it is possible that Bitzio will have no shares available for issuance upon conversion and will therefore be in default of those debt instruments. In addition, the debt instruments require that Bitzio reserve a fixed number of shares for conversions by Factor Fund, and at present Bitzio does not have adequate authorized common stock in order to implement the requisite reserve. Therefore the Board of Directors proposed to the majority shareholders that the number of authorized shares of common stock be increased.

The Board of Directors approved the amendment to reduce the par value of the common stock in order to avoid costly penalties. Until we are able to fully pay off our remaining debt, our lenders will continue to have the right to receive payment upon demand in the form of common stock at a discount to its market price. The market price of our stock in recent months has been near to its par value. Under Nevada law, we are not permitted to issue common stock for consideration less than par value. Therefore, when our creditors are entitled by the terms of their debt instruments to convert at a price that is less than par value, and we are prevented by Nevada law from honoring the conversion, the difference between the par value and the conversion price is deemed to be a penalty charged to the Company by reason of the default, which increases the conversion price to par value. For example, if the conversion price is $.0007, then we are charged a penalty of $.0003 per share issued on the conversion, bringing the conversion price to $.001. These penalties accrue on our Statement of Operations as interest expense, and increase our net loss from operations. Because conversion and the subsequent resale of our common stock tend to reduce the market price of our common stock, the magnitude of these penalties is likely to increase in proportion to the amount of debt paid in stock. These costs can be expected to interfere with our ability to achieve profitability. Therefore the Board of Directors proposed to the majority shareholders that the par value of the common stock be reduced.

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Under Nevada corporation law, the consent of the holders of a majority of the voting power is effective as shareholders’ approval. We will file the Amendment with the Secretary of State of Nevada on or after September __, 2014, and it will become effective on the date of such filing (the “Effective Date”). The Amendment to the Certificate of Incorporation provides that the authorized shares of capital stock of the Company will consist of 4,200,000,000 shares of common stock with a par value of $.0001 per share and 25,000,000 shares of preferred stock. The Board of Directors is authorized to fix the designation, rights, preferences and limitations of classes of the preferred stock; to date 6,000,000 shares of preferred stock have been designated as Series A Convertible Redeemable Preferred Stock, 1,000,000 shares of preferred stock have been designated as Series B Convertible Preferred Stock, 999 shares of preferred stock have been designated as Series C Preferred Stock, and 35,750 shares of preferred stock have been designated as Series D Preferred Stock.

The Board of Directors and the majority shareholders have approved the amendment to the certificate of incorporation in order to provide Bitzio with flexibility in pursuing its long-term business objectives. The primary reason for the amendment is the requirement contained in Bitzio’s agreements with its primary lender to maintain a sufficient number of shares of authorized common stock to enable conversion of debt issued by Bitzio to its lenders. Additional reasons for the amendment include:

●	Management may in the future to pursue opportunities to obtain capital in order to fully implement Bitzio’s business plan. A reserve of common shares available for issuance from time-to-time will enable Bitzio to entertain a broad variety of financing proposals.

●	Management may utilize the additional shares in connection with corporate acquisitions, joint venture arrangements, or for other corporate purposes, including the solicitation and compensation of key personnel.

The Company has agreement with the holders of its Series D Preferred Stock, who are the two members of our board of directors, that upon the Effective Date the Series D Preferred Stock, which provides the holders with the voting equivalent of 357,500,000 shares of common stock, will be exchanged for 357,500,000 shares of common stock. Except for that commitment, management has not entered into any commitment to issue any shares except upon conversion of derivative securities that are currently outstanding. The following table shows the derivative securities that are currently outstanding.

Derivative Security	Holder	Issue Date	Outstanding Principal	Shares Issuable
A&R Debentures(1)	112359 Factor Fund, LLC	Various	$894,619	813,290,000
Convertible Promissory Note(2)	KBM Worldwide, Inc.	4/14/14	$70,000	116,666,666
Convertible Promissory Note (3)	Tezi Advisory, Inc.	1/1/13	$150,000	3,000,000
Unsecured Convertible Note(4)	Donald A. Wachelka	11/24/11	$50,000	500,000
Series A Preferred Stock(5)	Various	1/2/12	N.A.	4,086,240
Series B Preferred Stock (6)	Various	11/18/13	N.A.	207,543,774
Options and Warrants(7)	Various	Various	N.A.	22,561,948
				1,167,648,628

________________________

(1)	The principal amount and accrued interest on the A&R Convertible Debentures issued to 112359 Factor Fund, LLC (“Factor Fund”), are convertible by the holder into common stock at a conversion rate equal to 100% of the average of the five (5) lowest closing market prices for the common stock for the sixty (60) Trading Days preceding conversion. The A&R Convertible Debentures accrue interest at 8% per annum and are due at various times through August 4, 2016. The Company may prepay the A&R Debentures at any time, but must issue, as a prepayment penalty, common stock with a market value equal to 5% of the principal amount prepaid. At a conversion rate of $0.0011 on August 11, 2014, the A&R Convertible Debentures could be converted into 813,290,000 common shares.

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(2)	The principal amount and accrued interest on the Convertible Promissory Note issued to KBM Worldwide, Inc. (“KBM”), are convertible by the holder into common stock at a conversion rate equal to 59% of the average of the three (3) lowest closing bid prices for the common stock during the ten (10) Trading Days preceding conversion. The Convertible Promissory Note accrue interest at 8% per annum and is due on January 18, 2015. The Company may prepay the Convertible Promissory note with a prepayment penalty or 50%. At a conversion rate of $0.0006 on August 11, 2014, Convertible Promissory Note could be converted into 116,666,666 common shares.

(3)	The principal amount and accrued interest on the Convertible Promissory Note issued to Tezi Advisory, Inc. are convertible by the holder into common stock at a conversion rate of $.05 per share. The Convertible Promissory Note accrues interest at 10% per annum and is due on demand.

(4)	The principal amount and accrued interest on the Unsecured Convertible Note issued to Donald A. Wachelka are convertible by the holder into common stock at a conversion rate of $.10 per share. The Unsecured Convertible Note accrues interest at 8.5% per annum and was due on November 23, 2012.

(5)	Each outstanding share of Series A Preferred Stock gives the holder the right to pay $.40 and convert the preferred share into two shares of common stock at any time prior to January 2, 2016. The Company may redeem the Series A Preferred Stock for a payment of $.0025 per share at any time after January 2, 2016.

(6)	Each outstanding share of Series B Preferred Stock gives the holder the right to convert the preferred share into common stock representing 0.00000024688 multiplied by the number of common shares outstanding on the conversion date.

(7)	The outstanding options and warrants to purchase common stock had, at September 30, 2013, a weighted average contractual life of 2.22 years and a weighted average exercise price of $0.33. None of the warrants or options has an exercise price of less than $0.20.

All of the foregoing derivative securities are currently exercisable, and the debentures will remain exercisable until satisfied. Since Bitzio currently has only 1,159,333,383 shares of common stock that are authorized but not issued, it is possible that in the near future, if a significant amount of the foregoing derivative securities were converted or exercised, Bitzio would not be able to issue the requisite common stock, and would be in default, unless the number of common shares available for issuance is increased. The likelihood of such a default is increased by the fact that the first two derivative securities in the table above are convertible into common stock at a discount to market price. The conversion of debt into common stock at a discount to market price, followed by the sale of that common stock into the public market, has a tendency to reduce the market price of the common stock, with the result that larger amounts of common stock are required to satisfy subsequent conversions of equal dollar value. Therefore, the number of shares that may be issued on conversion of our outstanding derivative securities - both the debt instruments that convert at a price pegged to market and the Series B Preferred Stock, which converts into a percentage of the outstanding common - is likely to be greater than the number shown in the table above. Indeed, it may occur that conversions cause us to issue the entire 4.2 billion common shares that will be authorized after the amendment, in which case a subsequent amendment of the articles of incorporation will be required.

Conversion of the debentures, in particular, would improve Bitzio’s balance sheet by reducing its debt to equity ratio, and increase its ability to obtain future financing. However, conversion would also dilute the interest of current shareholders in the equity in Bitzio.

As a result of the increase in authorized common stock, there will be 3,359,333,383 common shares available for issuance. The Board of Directors will be authorized to issue the additional common shares without having to obtain the approval of the Company’s shareholders. Nevada law requires that the Board use its reasonable business judgment to assure that the Company obtains “fair value” when it issues shares. Nevertheless, the issuance of the additional shares would dilute the proportionate interest of current shareholders in the Company. The issuance of the additional shares could also result in the dilution of the value of shares now outstanding, if the terms on which the shares were issued were less favorable than the contemporaneous market value of the Company’s common stock.

The increase in the number of common shares available for issuance is not being done for the purpose of impeding any takeover attempt. Nevertheless, the power of the Board of Directors to provide for the issuance of shares of common stock without shareholder approval has potential utility as a device to discourage or impede a takeover of the Company. In the event that a non-negotiated takeover were attempted, the private placement of stock into “friendly” hands, for example, could make the Company unattractive to the party seeking control of the Company. This would have a detrimental effect on the interests of any stockholder who wanted to tender his or her shares to the party seeking control or who would favor a change in control.

No Dissenters Rights

Under Nevada law, shareholders are not entitled to dissenters’ rights with respect to the amendment of the Certificate of Incorporation to increase the authorized common stock.

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